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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of March 1, 2000

among

X.COM CORPORATION,

CONFINITY ACQUISITION CORP.

and

CONFINITY, INC.

i

SECTION THREE			22
3.	Representations and Warranties of Acquiror and Merger Sub		22
	3.1	Organization, Standing and Power	22
	3.2	Certificate of Incorporation and Bylaws	23
	3.3	Capital Structure	23
	3.4	Authority	23
	3.5	No Conflict; Required Filings and Consents	24
	3.6	Financial Statements	24
	3.7	Absence of Undisclosed Liabilities	24
	3.8	Absence of Certain Changes	25
	3.9	Litigation	26
	3.10	Restrictions on Business Activities	26
	3.11	Permits	26
	3.12	Title to Property	27
	3.13	Intellectual Property	27
	3.14	Taxes	29
	3.15	Employee Benefit Plans	30
	3.16	Employee Matters	31
	3.17	Material Contracts	32
	3.18	Interested Party Transactions	33
	3.19	Insurance	33
	3.20	Compliance With Laws	33
	3.21	Minute Books	34
	3.22	Complete Copies of Materials	34
	3.23	Brokers' and Finders' Fees	34
	3.24	Voting Agreements	34
	3.25	Board Approval	34
	3.26	Customers and Suppliers	34
	3.27	Third Party Consents	34
	3.28	No Commitments Regarding Future Products	34
	3.29	Governmental Authorization	35
	3.30	Certain Agreements Affected by the Merger	35
	3.31	Representations Complete	35
SECTION FOUR			35
4.	Conduct Prior to the Effective Time		35
	4.1	Conduct of Business	35
	4.2	No Solicitation	37
SECTION FIVE			39
5.	Additional Agreements		39
	5.1	Best Efforts and Further Assurances	39
	5.2	Consents; Cooperation	39
	5.3	Access to Information	40
	5.4	Confidentiality	40
	5.5	Public Disclosure	40
	5.6	FIRPTA	40
	5.7	State Statutes	41
	5.8	Blue Sky Laws	41
	5.9	Affiliate Agreements	41
	5.10	Stockholder Approval	41

ii

	5.11	Maintenance of Target Indemnification Obligations	42
	5.12	Non-Competition Agreements	42
	5.13	Registration Rights	42
	5.14	Termination of Target 401(k) Plan	42
	5.15	Venture Loans	42
SECTION SIX			42
6.	Conditions to the Merger		42
	6.1	Conditions to Obligations of Each Party to Effect the Merger	42
	6.2	Additional Conditions to Obligations of Target	43
	6.3	Additional Conditions to the Obligations of Acquiror and Merger Sub	44
SECTION SEVEN			45
7.	Termination, Amendment and Waiver		45
	7.1	Termination	45
	7.2	Effect of Termination	46
	7.3	Expenses and Termination Fees	46
	7.4	Amendment	46
	7.5	Extension; Waiver	46
SECTION EIGHT			46
8.	General Provisions		46
	8.1	Survival of Representations and Warranties	46
	8.2	Notices	46
	8.3	Interpretation	47
	8.4	Counterparts	47
	8.5	Entire Agreement; Nonassignability; Parties in Interest	48
	8.6	Severability	48
	8.7	Remedies Cumulative	48
	8.8	Governing Law	48
	8.9	Rules of Construction	48
	8.10	Amendments and Waivers	48

iii

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (the "Agreement") is made and entered into as of March 1, 2000, by and among X.com Corporation, a Delaware corporation ("Acquiror"), Confinity Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, and Confinity, Inc., a California corporation ("Target").

RECITALS

    A.  The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders and shareholders of their respective companies that Target and Merger Sub combine into a single company through the merger of Merger Sub and Target (the "Merger") and, in furtherance thereof, have approved the Merger. Pursuant to the Merger and at the rates set forth herein, (i) the outstanding shares of Common Stock of Target (the "Target Common Stock") shall be converted into Common Stock of Acquiror (the "Acquiror Common Stock"), (ii) the outstanding shares of Series A, B and C Preferred Stock of Target (the "Target Preferred Stock") shall be converted into shares of Series AA, BB and CC Preferred Stock of Acquiror, respectively (the "Acquiror Preferred Stock"), (iii) the outstanding options to purchase shares of Target Common Stock (the "Target Options") shall be converted into options to purchase shares of Acquiror Common Stock, and (iv) the outstanding warrants to purchase equity securities of Target (the "Target Warrants") shall be converted into warrants to purchase shares of Acquiror Series CC Preferred Stock. In this Agreement, the terms "Target Common Stock" and "Target Preferred Stock" are sometimes referred to collectively as "Target Capital Stock," and the terms "Acquiror Common Stock" and "Acquiror Preferred Stock" are sometimes referred to collectively as "Acquiror Capital Stock."

    B.  Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    C.  The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

AGREEMENT

    The parties hereby agree as follows:

SECTION ONE

    1.  The Merger.

      1.1  The Merger  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger"), the Agreement of Merger attached hereto as Exhibit B (the "Agreement of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the California Corporations Code ("California Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2  Closing; Effective Time.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, and in no event later than three (3) business days after the satisfaction or waiver of each of the conditions set forth in Section 4 below, or at such other time as the parties agree (the "Closing Date"). In connection with the

  Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (together with the required officers' certificates) with the Secretary of State of the State of Delaware and the filing of the Agreement of Merger (together with the required officers' certificates) with the Secretary of State of the State of California (the time of the later of such filings being the "Effective Time"). The Closing shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, or at such other location as the parties agree.

      1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Agreement of Merger and the applicable provisions of California and Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4  Articles of Incorporation; Bylaws.

        (a) At the Effective Time, the Articles of Incorporation of Target, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation.

        (b) At the Effective Time, the Bylaws of Target, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

      1.5  Directors and Officers.

        (a)  Acquiror.  At the Effective Time, the Board of Directors of Acquiror shall be comprised of Elon Musk, William Harris, Michael Moritz, Peter Thiel, Max Levchin and John Malloy. At the Effective Time, the officers of Acquiror shall be William Harris (President and CEO), Elon Musk (Chairman and Chief Product Officer), Peter Thiel (Executive Vice President), John T. Story (Executive Vice President), Reid Hoffman (Senior Vice President), David Johnson (Senior Vice President Finance & Administration), David Jaques (Chief Financial Officer), Max Levchin (Chief Technical Officer), Sanjay Bhargava (Vice President of ePayments), Kathleen Donovan (Chief Credit Officer), Mark Sullivan (Vice President of Operations) and Edmund S. Ruffin, Jr. (Secretary).

        (b)  Surviving Corporation.  At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      1.6  Effect on Capital Stock.  By virtue of the Merger and without any action on the part of Merger Sub, Target or any of their respective stockholders, the following shall occur at the Effective Time:

        (a)  Conversion of Target Capital Stock.  The shares of Target Capital Stock shall be converted into shares of Acquiror Capital Stock as set forth in Sections 1.6(a)(i)-(iii) below. All shares of Target Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

          (i)  All shares of Target Common Stock issued and outstanding as of the date of Closing (other than shares to be cancelled pursuant to Section 1.6(b) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Chapter 13 of California Law. ("Dissenting Shares")) shall be converted and exchanged for that number of shares of Acquiror Common Stock as shall be determined by multiplying such number of shares of Target Common Stock by the Exchange Ratio set forth on Exhibit C attached hereto (the "Exchange Ratio");

          (ii) All shares of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and Dissenting Shares) shall be converted and exchanged for that number of shares of Acquiror Series AA Preferred Stock as shall be determined by multiplying such number of shares of Target Series A Preferred Stock by the Exchange Ratio. All shares of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and Dissenting Shares) shall be converted and exchanged for that number of shares of Acquiror Series BB Preferred Stock as shall be determined by multiplying such number of Target Series B Preferred Stock by the Exchange Ratio. All shares of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and Dissenting Shares) shall be converted and exchanged for that number of shares of Acquiror Series CC Preferred Stock as shall be determined by multiplying such number of Target Series C Preferred Stock by the Exchange Ratio. The Acquiror Series AA, BB and CC Preferred Stock shall have the rights, preferences and privileges as set forth in the Amended and Restated Certificate of Incorporation of Acquiror attached as Exhibit D (the "Restated Certificate").

        (b)  Cancellation of Target Capital Stock Owned by Acquiror or Target.  At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

        (c)  Target Stock Options and Warrants.

          (i)  Outstanding Target Options.

            (A) All Target Options issued and outstanding (whether or not exercisable, whether or not vested, and whether or not performance-based) under Target's 1999 Stock Plan (the "Target Stock Plan"), shall remain outstanding following the Effective Time.

            (B) At the Effective Time, the Target Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Acquiror in accordance with this Section 1.6(c). Each such Target Option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Plan (and any other collateral agreement(s) between the optionee and Target in connection with such grant) immediately prior to the Effective Time, except that (i) such Target Option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Option was exercisable immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent.

            (C) Target has not taken, and shall not take, any action that would result in the accelerated vesting, exercisability or payment of Target Options as a consequence of the execution of, or consummation of the transactions contemplated by, this Agreement. Consistent with the terms of the Target Stock Plan and the documents governing the outstanding options under such Plan, the Merger will not terminate any of the outstanding Target Options or accelerate the vesting, exercisability or payment of such Target Options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the Target Options in the Merger.

            (D) It is the intention of the parties that the Target Options assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Target Options qualified as incentive stock options prior to the Effective Time. As soon as practicable after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of a Target Option under the Target Stock Plan, a written document evidencing the foregoing assumption of such option by Acquiror.

          (ii)  Target Warrants.  Effective immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding Target Warrants shall continue to have, and be subject to, the same terms and conditions as may be set forth in any applicable warrant agreement or substantially similar agreement, except that (i) such Target Warrant will be exercisable for that number of whole shares of Acquiror Series CC Preferred Stock equal to the product of the number of shares of Target Series C Preferred Stock that were issuable upon exercise of such Target Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Series CC Preferred Stock, and (ii) the per share exercise price for the shares of Acquiror Series CC Preferred Stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Target Series C Preferred Stock at which such Target Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent. Prior to Closing, Target will execute with certain holders of Target Warrants a warrant amendment in substantially the form attached hereto as Exhibit E (the "Amendment to Warrant").

        (d)  Capital Stock of Merger Sub.  At the Effective Time, each share of Common Stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e)  Adjustments.  The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Capital Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Capital Stock or Target Capital Stock occurring after the date of this Agreement and prior to the Effective Time.

        (f)  Dissenters' Rights.  Any Dissenting Shares shall not be converted into Acquiror Capital Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Target agrees that, except with the prior written consent of Acquiror, or as required under California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such holder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Capital Stock to which such holder would otherwise be entitled under this Section 1.6 and the Certificate of Merger and Agreement of Merger.

        (g)  Fractional Shares.  No fraction of a share of Acquiror Capital Stock (nor any option therefor) will be issued, but in lieu thereof each holder of shares of Target Capital Stock or Target Options who would otherwise be entitled to a fraction of a share of Acquiror Capital Stock (or an option therefor) (after aggregating all fractional shares of Acquiror Capital Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of a share of Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, immediately prior to the Effective Time, as determined in good faith by Acquiror's Board of Directors.

      1.7  Surrender of Certificates.

        (a)  Exchange Agent.  Venture Law Group shall act as exchange agent (the "Exchange Agent") in the Merger.

        (b)  Acquiror to Provide Capital and Cash.  Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Capital Stock issuable pursuant to Section 1.6(a) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

        (c)  Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Capital Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Capital Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock or Acquiror Preferred Stock, as the case may be, and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes to evidence the ownership of the number of full shares of Acquiror Capital Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

        (d)  No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e)  Dissenting Shares.  The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Capital Stock to which such holder is entitled pursuant to Section 1.6 hereof.

        (f)  Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to Acquiror Capital Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Capital Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Capital Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.7(f)) with respect to such shares of Acquiror Capital Stock.

        (g)  Transfers of Ownership.  If any certificate for shares of Acquiror Capital Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Capital Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

      1.8  No Further Ownership Rights in Target Capital Stock.  All shares of Target Capital Stock, when so converted pursuant to Section 1.6, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest. All shares of Acquiror Capital Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

      1.9  Tax and Accounting Consequences.  It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

      1.10  Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      1.11  Withholding.  Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Acquiror, as the case may be.

      1.12  Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Capital Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; provided, however, that Acquiror will only require such bond if its Board of Directors determines that a failure to obtain such bond would result in a reasonably certain risk of loss or liability on the part of Acquiror.

SECTION TWO

    2.  Representations and Warranties of Target.

    In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement.

    In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed by any officers of the party to have knowledge of the matter in questions.

    Except as disclosed in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as of the date of this Agreement as follows:

      2.1  Organization, Standing and Power.  Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

      2.2  Articles of Incorporation and Bylaws.  Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

      2.3  Capital Structure.  As of the date of this Agreement and except as set forth in the Disclosure Schedules, the capital structure of Target is as follows:

        (a) The authorized capital stock of Target consists of (i) 76,066,666 shares of Common Stock, of which 75,000,000 shares are designated voting Common Stock (7,500,000 shares of which are issued and outstanding) and of which 1,066,666 shares of designated non-voting Common Stock (none of which are issued and outstanding) and (ii) 29,753,332 shares of Preferred Stock, of which 2,500,000 shares are designated Series A Preferred Stock (the "Series A Preferred") (all of which are issued and outstanding), of which 12,000,000 shares are designated Series B Preferred Stock (the "Series B Preferred") (all of which are issued and outstanding), of which 1,066,660 shares are designated non-voting Series B Preferred Stock (none of which are issued and outstanding), and of which 14,186,666 shares are designated Series C Preferred Stock (the "Series C Preferred") (9,166,665 shares of which are issued and outstanding). All outstanding shares are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. All outstanding shares were issued in compliance with all applicable federal and state securities laws.

        (b) Target has reserved (i) 29,753,332 shares of Common Stock for issuance upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred and (ii) 7,500,000 shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Plan, of which 2,935,200 shares have been issued pursuant to option exercises, 3,694,800 shares are subject to outstanding, unexercised options, and 870,000 shares are subject to options which remain available for issuance.

        (c) Except for (i) warrants to purchase 5,020,001 shares of Series C Preferred, (ii) options described in Section 2.3(b), (iii) rights created pursuant to this Agreement and (iv) Target's right to repurchase any unvested shares under the Target Stock Plan, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target is a party or by which Target is bound relating to the issued or unissued capital stock of Target or obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

        (d) There are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its shareholders and (ii) to Target's knowledge, between or among any of Target's shareholders, except for the shareholders delivering Voting Agreements (as defined below). The terms of the Target Stock Plan permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target shareholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Plan have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror.

        (e) Schedule 2.3(e) is a true and complete list of all shareholders of Target and all holders of Target Options and Target Warrants, including (i) the name and address of the holder, (ii) the number of shares or options to purchase shares, (iii) price per share or exercise price and (iv) any vesting or repurchase schedule.

      2.4  Authority.  Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's shareholders as contemplated by Section 6.1(a). Target's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms.

      2.5  No Conflicts; Required Filings and Consents.

        (a) The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of their properties or assets.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

      2.6  Financial Statements.  Schedule 2.6 of the Target Disclosure Schedule includes a true, correct and complete copy of Target's unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the period ended January 31, 2000 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

      2.7  Absence of Undisclosed Liabilities.  Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended January 31, 2000 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

      2.8  Absence of Certain Changes.  Since January 31, 2000 (the "Target Balance Sheet Date") there has not been, occurred or arisen any:

        (a) transaction by Target except in the ordinary course of business as conducted on that date and consistent with past practices;

        (b) amendments or changes to the Articles of Incorporation or Bylaws of Target;

        (c) capital expenditure or commitment by Target, in any individual amount exceeding $25,000, or in the aggregate, exceeding $50,000;

        (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Target (whether or not covered by insurance) which would constitute a Material Adverse Effect;

        (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

        (f)  change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Target or any revaluation by Target of any of its assets;

        (g) revaluation by the Target of any of its assets;

        (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock, except repurchases of Target Common Stock from terminated Target employees at the original per share purchase price of such shares;

        (i)  increase in the salary or other compensation payable or to become payable by Target to any officers, directors, employees or advisors of Target, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

        (j)  sale, lease, license of other disposition of any of the assets or properties of Target, except in the ordinary course of business and not in excess of $25,000 in the aggregate;

        (k) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Target is a party or by which it is bound;

        (l)  loan by Target to any person or entity, or guaranty by Target of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables not in excess of $25,000 in the aggregate and in the ordinary course of business, consistent with past practices;

        (m) waiver or release of any right or claim of Target, including any write-off or other compromise of any account receivable of Target;

        (n) the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Target's or Target's officers' or directors' knowledge, investigation of Target or its affairs;

        (o) notice of any claim of ownership by a third party of Target's Intellectual Property (as defined in Section 2.13 below) or of infringement by Target of any third party's Intellectual Property rights;

        (p) issuance or sale by Target of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

        (q) change in pricing or royalties set or charged by Target to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target;

        (r) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Target; or

        (s) agreement by Target or any officer or employee of Target on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

      2.9  Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or, to the knowledge of Target, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

      2.10  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the overall conduct of business by Target as currently conducted or as proposed to be conducted by Target. Target has entered into no agreement under which Target is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

      2.11  Permits.  Target is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Target to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Target Authorizations") and no suspension or cancellation of any Target Authorization is pending or, to Target's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Target Authorization would not have a Material Adverse Effect on Target. Target is not in conflict with, or in default or violation of, (i) any laws applicable to Target or by which any property or asset of Target is bound or affected, (ii) any Target Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target or any property or asset of Target is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Target.

      2.12  Title to Property.

        (a) Target has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent United States generally accepted accounting principles require the same to be reflected. Schedule 2.12(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

        (b) Schedule 2.12(b) of the Target Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the "Equipment") owned or leased by Target, and such Equipment is, taken as a whole, (i) adequate for the conduct of Target's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

      2.13  Intellectual Property.

        (a) Target owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material

    ("Intellectual Property") that are used or proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target.

        (b) Schedule 2.13 of the Target Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business. Target is not in violation of any license, sublicense or agreement described in Schedule 2.13 of the Target Disclosure Schedule. The execution and delivery of this Agreement by Target and the consummation of the transactions contemplated hereby, will neither cause Target to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Target is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

        (c) To the knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, any trade secret material to Target or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

        (d) Target is not currently, nor will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

        (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of Target. Target has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To the knowledge of Target, neither the conduct of the business of Target as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of Target as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Target of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. All registered trademarks, service marks and copyrights held by Target are valid and existing. To Target's knowledge, no third party is challenging the ownership by Target, or the validity or effectiveness of, any of the Intellectual Property. Target has not brought any action, suit or proceeding for infringement of

    Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to Target's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Target, except such as may have been commenced by Target. There is no breach or violation of or threatened or actual loss of rights under any license agreement to which Target is a party.

        (f)  Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

        (g) Target has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Target has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Target's standard forms and all current and former employees, consultant and independent contractors of Target have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

      2.14  Taxes.

        (a) For purposes of this Section 2.14 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

           (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

          (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

        (b) All Returns required to be filed by or on behalf of Target have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target under Section 6655 of the

    Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Target with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target is contesting in good faith through appropriate proceedings. Target has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

        (c) The amount of Target's liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with generally accepted accounting principles ("GAAP") all liabilities for Taxes of Target payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Target has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

        (d) Acquiror has been furnished by Target true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Target for all periods since Target's inception.

        (e) No audit of the Returns of or including Target by a government or taxing authority is in process, threatened or, to Target's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of Target, and Target has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxis required to be filed or paid. Target is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Target or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target. Target has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

        (f)  Target is not (nor has it ever been) a party to any tax sharing agreement.

        (g) Target is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Target has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Target has not agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Target will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Target received the economic benefit prior to the Closing Date. Target is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

        (h) The Target Disclosure Schedule contains accurate and complete information regarding Target's net operating losses for federal and each state tax purposes. Target has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

      2.15  Employee Benefit Plans.

        (a) Schedule 2.15 lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment and all severance agreements, with any of the directors, officers or employees of Target (other than any such contract or agreement that is terminable by the Company at will or without penalty or other adverse consequence in excess of $10,000), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee P1ans").

        (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to (or has time remaining to apply to) the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination as to its qualified status from the date of adoption. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, if any, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

        (c) Except as set forth in Schedule 2.15(c) of the Target Disclosure Schedule, (i) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, that is not exempt under Section 408 of ERISA or Section 4975(d) of the Code which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target or any ERISA Affiliate has performed all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; and (vi) no Target Employee Plan is subject to Title IV of ERISA.

        (d) With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan, except to the extent that failure to comply with such reporting and disclosure obligations would not, in the aggregate, have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

        (e) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or similar applicable state law and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 or similar applicable state law and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect. Target has no material obligations under COBRA or similar applicable state law with respect to any former employees or qualifying beneficiaries thereunder.

        (f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Target or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

      2.16  Certain Agreements Affected by the Merger.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, (ii) materially increase any benefits otherwise payable by Target, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      2.17  Employee Matters.  Target is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect, and Target is not engaged in any unfair labor practice. There are no pending claims against Target under any workers compensation plan or policy or for long term disability, except to the extent that such claims would not, in the aggregate, have a Material Adverse Effect. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of its respective employees. Target is not a party to any collective bargaining agreement or other labor unions contract nor does Target know of any activities or proceedings of any labor union or other group to organize any such employees. Schedule 2.17 of the Target Disclosure Schedule lists each employee who is currently on a leave of absence with respect to which reinstatement is guaranteed by contract or applicable law, together with the position to which such employee is entitled to reinstatement. No employee has requested or been promised a leave of absence with guaranteed reinstatement rights to commence at a future date.

      2.18  Material Contracts.

        (a) Schedule 2.18(a) of the Target Disclosure Schedule contain a list of all contracts and agreements to which Target is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Schedule 2.18(a) of the Target Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Material Contracts shall include, without limitation, the following and shall be categorized in the Target Disclosure Schedule as follows:

           (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target under the terms of which Target: (A) paid or otherwise gave consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000, (C) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such contract or (D) cannot be cancelled by Target without penalty or further payment of less than $10,000;

          (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target is a party which (A) involved consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000, (C) is likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract or (D) cannot be cancelled by Target without penalty or further payment of less than, $10,000;

          (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Target is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target is a party which: (1) involved consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (2) are likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000 or (3) are likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract;

          (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which Target is a party and which (A) involved consideration or more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (B) are likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000 or (C) are likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract;

          (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Target has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target has imposed (or may impose) a security interest or lien an any of their respective assets, whether tangible or intangible, to secure indebtedness;

          (vi) all contracts and agreements that limit the ability of Target or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

         (vii) all contracts and agreements between or among Target, on the one hand, and any affiliate of Target, on the other hand:

         (viii)  all contracts and agreements to which Target is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

          (ix) all other contracts or agreements (A) which are material to Target or the conduct of their respective businesses, (B) the absence of which would have a Material Adverse Effect on Target, or (C) which are believed by Target to be of unique value even though not material to the business of Target.

        (b) Each Target license and Material Contract is a legal, valid and binding agreement, and none of the Target licenses or Material Contracts is in default by its terms or has been cancelled by the other party; Target is not in receipt of any claim of default under any such agreement; and Target does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Target has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

      2.19  Interested Party Transactions.  Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

      2.20  Insurance.  Schedule 2.20 lists all insurance policies of Target. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      2.21  Compliance With Laws.  Target has complied with, is not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

      2.22  Minute Books.  The minute books of Target made available to Acquiror contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

      2.23  Complete Copies of Materials.  Target has delivered or made available true and copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

      2.24  Brokers' and Finders' Fees.  Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.25  Voting Agreements.  Target shareholders holding the number of shares of Common Stock and Preferred Stock of Target required to approve the Merger have executed the Voting Agreement attached hereto as Exhibit F (the "Voting Agreement"). The affirmative vote of the Target shareholders executing the Voting Agreement is the only vote of the holders of any of Target Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

      2.26  Board Approval.  The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger.

      2.27  Customers and Suppliers.  As of the date hereof, no customer which individually accounted for more than 2% of Target's gross revenues during the 12-month period preceding the date hereof, and no supplier of Target, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after December 31, 1999 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. From and after the date hereof, no customer which individually accounted for more than 2% of Target's gross revenues during the 12 month period preceding the Closing Date, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Target, and to Target's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its usage of the services or products of Target. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

      2.28  Third Party Consents.  Except as set forth in Schedule 2.28 of the Target Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

      2.29  No Commitments Regarding Future Products.  Target has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which Target's customers from time to time test or evaluate products). The products Target has delivered to customers substantially comply with published specifications for such products and Target has not received material complaints from customers about its products that remain unresolved. Schedule 2.29 of the Target Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

      2.30  Governmental Authorization.  Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Target's business ("Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any of such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

      2.31  Representations Complete.  None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION THREE

    3.  Representations and Warranties of Acquiror and Merger Sub.

    Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub hereby jointly and severally represent and warrant to Target as of the date of this Agreement as follows:

      3.1  Organization, Standing and Power.  Each of Acquiror and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Each of Acquiror and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

      3.2  Certificate of Incorporation and Bylaws.  Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor any of its subsidiaries is in violation of any material provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

      3.3  Capital Structure.  As of the date of this Agreement and except as set forth in the Disclosure Schedules, the capital structure of Acquiror is as follows:

        (a) The authorized capital stock of Acquiror consists of (i) 111,150,000 shares of Common Stock (17,584,133 shares of which are issued and outstanding) and (ii) 68,850,000 shares of Preferred Stock, of which 38,850,000 shares are designated Series A Preferred Stock (the "Series A Preferred") (all of which are issued and outstanding), and of which 30,000,000 shares are designated Series B Preferred Stock (the "Series B Preferred") (27,104,970 shares of which are issued and outstanding). All outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Acquiror or any agreement to which Acquiror is a party or by which it is bound. All outstanding shares were issued in compliance with all applicable federal and state securities laws. The shares of Acquiror Capital Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and nonassessable.

        (b) The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

        (c) Acquiror has reserved (i) 68,850,000 shares of Common Stock for issuance upon conversion of the Series A Preferred and Series B Preferred and (ii) 13,550,004 shares of Common Stock for issuance to employees and consultants pursuant to Acquiror's 1999 Stock Plan ("Acquiror Stock Plan"), of which no shares have been issued pursuant to option exercises, 1,869,500 shares are subject to outstanding, unexercised options, 7,696,369 shares are subject to options which remain available for issuance, and 3,984,135 shares have been issued pursuant to restricted stock purchase rights.

        (d) Except for (i) options described in Section 3.3(c), (ii) rights created pursuant to this Agreement and (iii) Acquiror's right to repurchase any unvested shares under the Acquiror Stock Plan, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound relating to the issued or unissued capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

        (e) There are no contracts, commitments or agreements relating to voting, purchase or sale of Acquiror's capital stock (i) between or among Acquiror and any of its stockholders and (ii) to Acquiror's knowledge, between or among any of Acquiror's stockholders.

      3.4  Authority.  Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by California and Delaware law). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub.

      3.5  No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by California and Delaware Law, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals, and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

      3.6  Financial Statements.  Schedule 3.6 of the Acquiror Disclosure Schedule includes a true, correct and complete copy of Acquiror's unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the period ended January 31, 2000 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of Acquiror as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Acquiror maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

      3.7  Absence of Undisclosed Liabilities.  Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet heretofore provided to Target for the period ended January 31, 2000 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under United States generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

      3.8  Absence of Certain Changes.  Since January 31, 2000 (the "Acquiror Balance Sheet Date") there has not been, occurred or arisen any:

        (a) transaction by Acquiror except in the ordinary course of business as conducted on that date and consistent with past practices;

        (b) amendments or changes to the Certificate of Incorporation or Bylaws of Acquiror;

        (c) capital expenditure or commitment by Acquiror, in any individual amount exceeding $25,000, or in the aggregate, exceeding $50,000;

        (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Acquiror (whether or not covered by insurance) which would constitute a Material Adverse Effect;

        (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

        (f)  change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Acquiror or any revaluation by Acquiror of any of its assets;

        (g) revaluation by Acquiror of any of its assets;

        (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its capital stock, except repurchases of Acquiror Common Stock from terminated Acquiror employees at the original per share purchase price of such shares;

        (i)  increase in the salary or other compensation payable or to become payable by Acquiror to any officers, directors, employees or advisors of Acquiror, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Acquiror of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

        (j)  sale, lease, license of other disposition of any of the assets or properties of Acquiror, except in the ordinary course of business and not in excess of $25,000 in the aggregate;

        (k) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Acquiror is a party or by which it is bound;

        (l)  loan by Acquiror to any person or entity, or guaranty by Acquiror of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables not in excess of $25,000 in the aggregate and in the ordinary course of business, consistent with past practices;

        (m) waiver or release of any right or claim of Acquiror, including any write-off or other compromise of any account receivable of Acquiror;

        (n) the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Acquiror's or Acquiror's officers' or directors' knowledge, investigation of Acquiror or its affairs;

        (o) notice of any claim of ownership by a third party of Acquiror's Intellectual Property (as defined in Section 3.13 below) or of infringement by Acquiror of any third party's Intellectual Property rights;

        (p) issuance or sale by Acquiror of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

        (q) change in pricing or royalties set or charged by Acquiror to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Acquiror;

        (r) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on the Acquiror; or

        (s) agreement by Acquiror or any officer or employee of Acquiror on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

      3.9  Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

      3.10  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Acquiror which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Acquiror, any acquisition of property by Acquiror or the overall conduct of business by Acquiror as currently conducted or as proposed to be conducted by Acquiror. Acquiror has entered into no agreement under which Acquiror is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

      3.11  Permits.  Acquiror is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Acquiror to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Acquiror Authorizations") and no suspension or cancellation of any Acquiror Authorization is pending or, to Acquiror's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Acquiror Authorization would not have a Material Adverse Effect on Acquiror. Acquiror is not in conflict with, or in default or violation of, (i) any laws applicable to Acquiror or by which any property or asset of Acquiror is bound or affected, (ii) any Acquiror Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any property or asset of Acquiror is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

      3.12  Title to Property.

        (a) Acquiror has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Acquiror Balance Sheet or acquired after the Acquiror Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Acquiror Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Acquiror Balance Sheet. The plants, property and equipment of Acquiror that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Acquiror are reflected in the Acquiror Balance Sheet to the extent United States generally accepted accounting principles require the same to be reflected. Schedule 3.12(a) of the Acquiror Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Acquiror, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

        (b) Schedule 3.12(b) of the Acquiror Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the "Equipment") owned or leased by Acquirer, and such Equipment is, taken as a whole, (i) adequate for the conduct of Acquiror's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

      3.13  Intellectual Property.

        (a) Acquiror owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Acquiror as currently conducted or as proposed to be conducted by Acquiror.

        (b) Schedule 3.13 of the Acquiror Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Acquiror is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Acquiror is a party and pursuant to which Acquiror is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Acquiror product that is material to its business. Acquiror is not in violation of any license, sublicense or agreement described in Schedule 3.13 of the Acquiror Disclosure Schedule. The execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby, will neither cause Acquiror to be in violation or default under any such license, sublicense or agreement, nor, entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Acquiror is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

        (c) To the knowledge of Acquiror, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Acquiror, any trade secret material to Acquiror or any Intellectual Property right of any third party to the extent licensed by or through Acquiror, by any third party, including any employee or former employee of Acquiror. Acquiror has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

        (d) Acquiror is not currently, nor will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

        (e) All patents, registered trademarks, service marks and copyrights held by Acquiror are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of Acquiror. Acquiror has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. To the knowledge of Acquiror, neither the conduct of the business of Acquiror as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of Acquiror as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Acquiror of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. All registered trademarks, service marks and copyrights held by Acquiror are valid and existing. To Acquiror's knowledge, no third party is challenging the ownership by Acquiror, or the validity or effectiveness of, any of the Intellectual Property. Acquiror has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to Acquiror's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Acquiror, except such as may have been commenced by Acquiror. There is no breach or violation of or threatened or actual loss of rights under any license agreement to which Acquiror is a party.

        (f)  Acquiror has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Acquiror does not already own by operation of law.

        (g) Acquiror has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Acquiror has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Acquiror's standard forms and all current and former employees, consultant and independent contractors of Acquiror have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by Acquiror by or to a third party has been pursuant to the terms of a written agreement between Acquiror and such third party. All use, disclosure or appropriation of Confidential Information not owned by Acquiror has been pursuant to the terms of a written agreement between Acquiror and the owner of such Confidential Information, or is otherwise lawful.

      3.14  Taxes.

        (a) For purposes of this Section 3.14 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

           (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

          (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

        (b) All Returns required to be filed by or on behalf of Acquiror have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Acquiror under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Acquiror with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Acquiror has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Acquiror with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Acquiror is contesting in good faith through appropriate proceedings. Acquiror has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

        (c) The amount of Acquiror's liabilities for unpaid Taxes for all periods through the date of the Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of Acquiror payable after the date of the Financial Statements attributable to transactions and events occurring prior to such date. No liability for Taxes of Acquiror has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

      3.15  Employee Benefit Plans.

        (a) Schedule 3.15 of the Acquiror Disclosure Schedule lists, with respect to Acquiror and any trade or business (whether or not incorporated) which is treated as a single employer with Acquiror (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) each loan to a non-officer employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment and all severance agreements, with any of the directors, officers or employees of Acquiror (other than any such contract or agreement that is terminable by the Company at will or without penalty or other adverse consequence in excess of $10,000), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Acquiror and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Acquiror remain for the benefit of, or relating to, any present or former employee, consultant or director of Acquiror (together, the "Acquiror Employee Plans").

        (b) Acquiror has furnished to Target a copy of each of the Acquiror Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Acquiror Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Acquiror Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to (or has time remaining to apply to) the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination as to its qualified status from the date of adoption. Acquiror has also furnished Target with the most recent Internal Revenue Service determination letter issued with respect to each such Acquiror Employee Plan, if any, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Acquiror Employee Plan subject to Code Section 401(a).

        (c) Except as set forth in Schedule 3.15(c) of the Acquiror Disclosure Schedule, (i) none of the Acquiror Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Acquiror Employee Plan, that is not exempt under Section 408 of ERISA or Section 4975(d) of the Code which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Acquiror Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Acquiror or any ERISA Affiliate has performed all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of the Acquiror Employee Plans; (iv) neither Acquiror nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Acquiror Employee Plans; (v) all material contributions required to be made by Acquiror or any ERISA Affiliate to any Acquiror Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Acquiror Employee Plan for the current plan years; and (vi) no Acquiror Employee Plan is subject to Title IV of ERISA.

        (d) With respect to each Acquiror Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Acquiror has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Acquiror Employee Plan, except to the extent that failure to comply with such reporting and disclosure obligations would not, in the aggregate, have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Acquiror is threatened, against or with respect to any such Acquiror Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Acquiror nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

        (e) With respect to each Acquiror Employee Plan, Acquiror has complied with (i) the applicable health care continuation and notice provisions of COBRA or similar applicable state law and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 or similar applicable state law and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect. Acquiror has no material obligations under COBRA or similar applicable state law with respect to any former employees or qualifying beneficiaries thereunder.

        (f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Acquiror or other ERISA Affiliate relating to, or change in participation or coverage under, any Acquiror Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Acquiror's financial statements.

      3.16  Employee Matters.  Acquiror is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect and Acquiror is not engaged in any unfair labor practice. There are no pending claims against Acquiror under any workers compensation plan or policy or for long term disability, except to the extent that such claims would not, in the aggregate, have a Material Adverse Effect. There are no controversies pending or, to the knowledge of Acquiror, threatened, between Acquiror and any of its respective employees. Acquiror is not a party to any collective bargaining agreement or other labor unions contract nor does Acquiror know of any activities or proceedings of any labor union or other group to organize any such employees. Schedule 3.16 of the Acquiror Disclosure Schedule lists each employee who is currently on a leave of absence with respect to which reinstatement is guaranteed by contract or applicable law, together with the position to which such employee is entitled to reinstatement. No employee has requested or been promised a leave of absence with guaranteed reinstatement rights to commence at a future date.

      3.17  Material Contracts.

        (a) Schedule 3.17(a) of the Acquiror Disclosure Schedule contain a list of all contracts and agreements to which Acquiror is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Acquiror taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Schedule 3.17(a) of the Acquiror Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Material Contracts shall include, without limitation, the following and shall be categorized in the Acquiror Disclosure Schedule as follows:

           (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Acquiror under the terms of which Acquiror: (A) paid or otherwise gave consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000, (C) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such contract or (D) cannot be cancelled by Acquiror without penalty or further payment of less than $10,000;

          (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Acquiror is a party which (A) involved consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000, (C) is likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract or (D) cannot be cancelled by Acquiror without penalty or further payment of less than $10,000;

          (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Acquiror is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Acquiror is a party which: (1) involved consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (2) are likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000 or (3) are likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract;

          (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which Acquiror is a party and which (A) involved consideration or more than $25,000 in the aggregate during the calendar year ended December 31, 1999, (B) are likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2000 or (C) are likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract;

          (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Acquiror has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Acquiror has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

          (vi) all contracts and agreements that limit the ability of Acquiror or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

         (vii) all contracts and agreements between or among Acquiror, on the one hand, and any affiliate of Acquiror, on the other hand:

         (viii) all contracts and agreements to which Acquiror is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

          (ix) all other contracts or agreements (A) which are material to Acquiror or the conduct of their respective businesses, (B) the absence of which would have a Material Adverse Effect on Acquiror, or (C) which are believed by Acquiror to be of unique value even though not material to the business of Acquiror.

        (b) Each Acquiror license and Material Contract is a legal, valid and binding agreement, and none of the Acquiror licenses or Material Contracts is in default by its terms or has been cancelled by the other party; Acquiror is not in receipt of any claim of default under any such agreement; and Acquiror does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Acquiror has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

      3.18  Interested Party Transactions.  Acquiror is not indebted to any director, officer, employee or agent of Acquiror (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Acquiror.

      3.19  Insurance.  Acquiror has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Acquiror. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Acquiror is otherwise in compliance with the terms of such policies and bonds. Acquiror has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      3.20  Compliance With Laws.  Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Acquiror.

      3.21  Minute Books.  The minute books of Acquiror made available to Target contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Acquiror through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

      3.22  Complete Copies of Materials.  Acquiror has delivered or made available true and copies of each document which has been requested by Target or its counsel in connection with their legal and accounting review of Acquiror.

      3.23  Brokers' and Finders' Fees.  Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.24  Voting Agreements.  Acquiror stockholders holding the number of shares of Common Stock and Preferred Stock of Acquiror required to approve the Merger have executed the Voting Agreement. The affirmative vote of the Acquiror stockholders executing the Voting Agreement is the only vote of the holders of any of Acquiror Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

      3.25  Board Approval.  The Board of Directors of Acquiror has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Acquiror and is on terms that are fair to such stockholders and (iii) recommended that the shareholders of Acquiror approve this Agreement and the Merger.

      3.26  Customers and Suppliers.  As of the date hereof, no customer which individually accounted for more than 2% of Acquiror's gross revenues during the 12-month period preceding the date hereof, and no supplier of Acquiror, has cancelled or otherwise terminated, or made any written threat to Acquiror to cancel or otherwise terminate its relationship with Acquiror, or has at any time on or after December 31, 1999 decreased materially its services or supplies to Acquiror in the case of any such supplier, or its usage of the services or products of Acquiror in the case of such customer, and to Acquiror's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Acquiror or to decrease materially its services or supplies to Acquiror or its usage of the services or products of Acquiror, as the case may be. From and after the date hereof, no customer which individually accounted for more than 2% of Acquiror's gross revenues during the 12-month period preceding the Closing Date, has cancelled or otherwise terminated, or made any written threat to Acquiror to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Acquiror, and to Acquiror's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Acquiror or to decrease materially its usage of the services or products of Acquiror. Acquiror has not knowingly breached, so as to provide a benefit to Acquiror that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Acquiror.

      3.27  Third Party Consents.  Except as set forth in Schedule 3.27 of the Acquiror Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

      3.28  No Commitments Regarding Future Products.  Acquiror has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which Acquiror's customers from time to time test or evaluate products). The products Acquiror has delivered to customers substantially comply with published specifications for such products and Acquiror has not received material complaints from customers about its products that remain unresolved. Schedule 3.28 of the Acquiror Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

      3.29  Governmental Authorization.  Each of Acquiror and its subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of Acquiror's or any of its subsidiaries' business ("Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

      3.30  Certain Agreements Affected by the Merger.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Acquiror, (ii) materially increase any benefits otherwise payable by Acquiror, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      3.31  Representations Complete.  None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION FOUR

    4.  Conduct Prior to the Effective Time.

      4.1  Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes, to the other party's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use its reasonable best efforts to preserve intact its present business organization, keep available the services of its officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target shall promptly notify Acquiror and Acquiror shall promptly notify Target of any event or occurrence not in the ordinary course of business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither party shall do, cause or permit any of the following without the prior written consent of the other party:

        (a)  Charter Documents.  Cause or permit any amendments to its Articles of Incorporation or Bylaws;

        (b)  Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

        (c)  Stock Option Plans, Etc.  Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

        (d)  Material Contracts.  Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

        (e)  Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that (i) Target may, in the ordinary course of business consistent with past practice, grant options for the purchase of shares of its common stock not to exceed an aggregate of 500,000 shares and (ii) Acquiror may, in the ordinary course of business consistent with past practice, grant options for the purchase of shares of its common stock not to exceed an aggregate of 1,000,000 shares.

        (f)  Intellectual Property.  Transfer to any person or entity any rights to its Intellectual Property except for the grant of non-exclusive licenses to third parties in the ordinary course of business;

        (g)  Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

        (h)  Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

        (i)  Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

        (j)  Leases.  Enter into operating lease in excess of $10,000;

        (k)  Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements or Acquiror Financial Statements, as the case may be;

        (l)  Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business and consistent with past practice;

        (m)  Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

        (n)  Termination or Waiver.  Terminate or waive any right of substantial value, other than in the ordinary course of business;

        (o)  Employee Benefit Plans; New Hires; Pay Increases.  Adopt or amend any employee benefit (except as required by law) or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

        (p)  Severance Arrangement.  Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date of this Agreement or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

        (q)  Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

        (r)  Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

        (s)  Taxes.  Other than in the ordinary course of business. make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (t)  Notices.  Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

        (u)  Revaluation.  Revalue any of assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

        (v)  Other.  Take or agree in writing or otherwise to take, any of the actions described in Sections 4. 1 (a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

      4.2  No Solicitation.

        (a)  Target.  Target and the officers, directors, employees or other agents of Target will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Target Takeover Proposal (as defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Target Takeover Proposal. Notwithstanding the immediately preceding sentence, if an unsolicited Target Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Target Takeover Proposal, shall be received by the Board of Directors of

    Target, then, to the extent the Board of Directors of Target believes in good faith that such Target Takeover Proposal would, if consummated, result in a transaction more favorable to Target's shareholders from a financial point of view than the transaction contemplated by the Agreement (any such more favorable Target Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Target to comply with its fiduciary duties to shareholders under applicable law, Target and its officers, directors, employees, investment bankers, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Target's Board of Directors, and such actions shall not be considered a breach of this Section 4.2(a) or any other provisions of this Agreement. Target will promptly notify Acquiror after receipt of any Target Takeover Proposal or any notice that any person is considering making a Target Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Target Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Target Takeover Proposal notice or request. For purposes of this Agreement, "Target Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target, other than the transactions contemplated by this Agreement.

        (b)  Acquiror.  Acquiror and the officers, directors, employees or other agents of Acquiror will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquiror Takeover Proposal (as defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Acquiror to, or afford access to the properties, books or records of Acquiror to, any person that has advised Acquiror that it may be considering making, or that has made, a Acquiror Takeover Proposal. Notwithstanding the immediately preceding sentence, if an unsolicited Acquiror Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Acquiror Takeover Proposal, shall be received by the Board of Directors of Acquiror, then, to the extent the Board of Directors of Acquiror believes in good faith that such Acquiror Takeover Proposal would, if consummated, result in a transaction more favorable to Acquiror's shareholders from a financial point of view than the transaction contemplated by the Agreement (any such more favorable Acquiror Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Acquiror determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Acquiror to comply with its fiduciary duties to shareholders under applicable law, Acquiror and its officers, directors, employees, investment bankers, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Acquiror's Board of Directors, and such actions shall not be considered a breach of this Section 4.2(b) or my other provisions of this Agreement. Acquiror will promptly notify Target after receipt of any Acquiror Takeover Proposal or any notice that any person is considering making a Acquiror Takeover Proposal or any request for nonpublic information relating to Acquiror or for access to the properties, books or records of Acquiror by any person that has advised Acquiror that it may be considering making, or that has made, a Acquiror Takeover Proposal and will keep Target fully informed of the status and details of any such Acquiror Takeover Proposal notice or request. For purposes of this Agreement, "Acquiror Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Acquiror or the acquisition of any significant equity interest in, or a significant portion of the assets of, Acquiror, other than the transactions contemplated by this Agreement.

SECTION FIVE

    5.  Additional Agreements.

      5.1  Best Efforts and Further Assurances.  Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      5.2  Consents; Cooperation.

        (a) Each of Acquiror and Target shall use its reasonable efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

        (b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target.

        (c) Each of Acquiror and Target shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Target or Acquiror from occurring prior or after the Effective Time. In the event that Acquiror or Target shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(c), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

        (d) Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        5.3  Access to Information.

        (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

        (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

        (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger,

      5.4  Confidentiality.  The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

      5.5  Public Disclosure.  During the period prior to the Effective Time, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

      5.6  FIRPTA.  Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, which shall state that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

      5.7  State Statutes.  If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

      5.8  Blue Sky Laws.  Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Capital Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable "in connection with the issuance of Acquiror Capital Stock in connection with the Merger.

      5.9  Affiliate Agreements.  Schedule 5.9 sets forth those persons who may be deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its best efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate Agreement in the form attached hereto as Exhibit G (the "Affiliate Agreement"). Acquiror and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Capital Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Capital Stock, consistent with the terms of such Affiliate Agreement.

      5.10  Shareholder Approvals.

        (a) As soon as practicable after the execution of this Agreement, Acquiror shall seek stockholder approval of this Agreement, the Restated Certificate and the transactions contemplated hereby and thereby.

        (b) As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, an Information Statement (the "Information Statement") for the shareholders of Target to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Capital Stock to be received by the holders of the capital stock of Target in the Merger. Target shall use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements.

        (c) Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement The information supplied by each of Acquiror and Target for inclusion in the Information Statement shall not, at (i) the time the Information Statement is first mailed to the holders of capital stock of Target, and (ii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

        (d) Subject to Section 4.2, the information Statement shall contain the unanimous recommendation of the Board of Directors of Target that the Target shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any non-public information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

      5.11  Maintenance of Target Indemnification Obligations.  Subject to and following the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless the Indemnified Target Parties (as defined below) to the extent provided in the Bylaws or Articles of Incorporation of Target, in each case as in effect as of the date of this Agreement. The Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, keep in effect such provisions, which shall not be amended except as required by applicable law or to make changes permitted by California Law that would enlarge the rights to indemnification available to the Indemnified Target Parties and changes to provide for exculpation of director and officer liability to the fullest extent permitted by California Law. For purposes of this Section 5.11, "Indemnified Target Parties" shall mean the individuals who were officers, directors, employees and agents of Target on or prior to the Effective Time. The Provisions of this Section 5.11 shall be in addition to any other rights available to the Indemnified Target Parties, shall survive the Effective Time of the Merger, and are expressly intended for the benefit of the Indemnified Target Parties.

      5.12  Non-Competition Agreements.  Prior to the Closing Date, the parties will cause the following employees of Acquiror and Target to execute and deliver to Acquiror Non-Competition Agreements substantially in the form of Exhibit H attached hereto (the "Non-Competition Agreements"): Elon Musk, William Harris, Peter Thiel and Max Levchin.

      5.13  Registration Rights.  In connection with the exchange procedures set forth in Section 1.7, Acquiror shall cause the Amended and Restated Investors' Rights Agreement attached as Exhibit I hereto to be distributed to all holders of Target Preferred Stock and take any and all actions reasonably necessary to permit such holders to become a party thereto.

      5.14  Termination of Target 401(k) Plan.  Target's Board of Directors shall by resolution prior to the Closing Date terminate any Target Employee Plan intended to meet the requirements of Section 401 (k) of the Code, effective as of the day prior to the Closing Date.

      5.15  Venture Loans.  In connection with Acquiror's next equity financing, Acquiror will use commercially reasonable best efforts to facilitate the execution of venture loans between Target shareholders and investors in such financing relating to shares of Acquiror Common Stock held by such shareholders in individual amounts not to exceed 25% of each shareholder's total Acquiror Common Stock and an aggregate amount not to exceed 25% of the total proceeds of such financing.

SECTION SIX

    6.  Conditions to the Merger

      6.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

        (a)  Shareholder Approval.  This Agreement and the Merger shall have been duly approved and adopted by the shareholders of Target and the stockholders of Acquiror.

        (b)  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

        (c)  Governmental Approval.  Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and under any state securities laws.

      6.2  Additional Conditions to Obligations of Target.  The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

        (a)  Representations, Warranties and Covenants  (i) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

        (b)  Certificates of Acquiror.

          (i)  Compliance Certificate of Acquiror.  Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above has been satisfied with respect to Acquiror.

          (ii)  Certificate of Secretary of Acquiror.  Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

            (A) Resolutions duly adopted by the Board of Directors and stockholders of Acquiror approving the Merger and the Restated Certificate, and authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

            (B) The Restated Certificate and Bylaws of Acquiror as in effect immediately prior to the Effective Time, including all amendments thereto.

        (c)  Certificates of Merger Sub.

          (i)  Compliance Certificate of Merger Sub.  Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above has been satisfied with respect to Merger Sub.

          (ii)  Certificate of Secretary of Merger Sub.  Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying resolutions duly adopted by the Sole Director and the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby.

        (d)  Legal Opinion.  Target shall have received a legal opinion from Acquiror's legal counsel substantially in the form of Exhibit J hereto.

        (e)  Certificate of Incorporation.  Acquiror's Restated Certificate attached as Exhibit D shall have been duly filed by Acquiror with the Delaware Secretary of State.

        (f)  Board of Directors.  Acquiror's Board of Directors shall be comprised of the following six directors: Elon Musk, William Harris, Michael Moritz, Peter Thiel, Max Levchin, and John Malloy.

        (g)  Non-Competition Agreements.  Each of the persons set forth in Section 5.12 above shall have executed the Non-Competition Agreement.

      6.3  Additional Conditions to the Obligations of Acquiror and Merger Sub.  The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

        (a)  Representations, Warranties and Covenants.  (i) Each of the representations and warranties of Target in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

        (b)  Certificates of Target.

          (i)  Compliance Certificate of Target.  Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) above has been satisfied.

          (ii)  Certificate of Secretary of Target.  Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

            (A) Resolutions duly adopted by the Board of Directors and the shareholders of Target approving the Merger and authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

            (B) The Articles of Incorporation and Bylaws of Target, as in effect immediately prior to the Effective Time, including all amendments thereto.

        (c)  Third Party Consents.  Acquiror shall have been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Section 5.2(a).

        (d)  Legal Opinion.  Acquiror shall have received a legal opinion from Target's legal counsel, in substantially the form of Exhibit K.

        (e)  Affiliate Agreement.  Acquiror shall have received from each of the Affiliates of Target an executed Affiliate Agreement.

        (f)  FIRPTA Certificate.  Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger, as set forth in Section 5.6 above.

        (g)  Consent of Shareholders.  In excess of 90% of the combined voting power of the Target Capital Stock shall have irrevocably consented in writing to the Merger pursuant to California law.

        (h)  Resignation of Directors and Officers.  Acquiror shall have received letters of resignation from each of the directors and officers of Target in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

        (i)  Non-Competition Agreements.  Each of the persons set forth in Section 5.12 above shall have executed the Non-Competition Agreement.

SECTION SEVEN

    7.  Termination, Amendment and Waiver.

      7.1  Termination.  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated and the Merger may be abandoned:

        (a) by mutual consent duly authorized by the Boards of Directors of each of Acquiror and Target;

        (b) by either Acquiror or Target, if, without fault of the terminating party,

          (i)  the Effective Time shall not have occurred on or before March 31, 2000 (or such later date as may be agreed upon in writing by the parties); or

          (ii) there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

        (c) by Acquiror, if Target shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar business days of receipt by Target of written notice of such breach, provided that Acquiror is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

        (d) by Target, if Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days following receipt by Acquiror of written notice of such breach, provided that Target is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

      7.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7. 1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

      7.3  Expenses and Termination Fees.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense.

      7.4  Amendment.  The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Target or Merger Sub.

      7.5  Extension; Waiver.  At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION EIGHT

    8.  General Provisions.

      8.1  Survival of Representations and Warranties.  All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as the Effective Time. All covenants to be performed after the Effective Time shall continue indefinitely.

      8.2  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

(a)	if to Acquiror or Merger Sub, to: William H. Harris, Jr. President and CEO X.Com Corporation 394 University Avenue #202 Palo Alto, CA 94301 Facsimile No.: (650) 833-5470 Telephone No.: (650) 833-5460
with a copy to:
Edmund S. Ruffin, Jr. Venture Law Group 2800 Sand Hill Road Menlo Park, CA 94025 Facsimile No.: (650) 233-8386 Telephone No.: (650) 233-8305
(b)	if to Target, to: Peter Thiel Chairman and CEO Confinity, Inc. 165 University Ave. Palo Alto, CA 94301 Facsimile No.: (650) 566-3646 Telephone No.: (650) 566-3645
with a copy to:
Eric Wright Wilson, Sonsini, Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Facsimile No.: (650) 493-6811 Telephone No.: (650) 496-4368

      8.3  Interpretation.  When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 1, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.4  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

      8.5  Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(d), 1.7, 1.8, 1.12; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

      8.6  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

      8.7  Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      8.8  Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of San Mateo County, California.

      8.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10  Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 8. 10 shall be binding upon the parties and their respective successors and assigns.

    [Signature Page Follows]

    Target, Acquiror and Merger Sub have executed this Agreement as of the date first written above.

TARGET
CONFINITY, INC.
By:	/s/ PETER THIEL Peter Thiel, Chairman and CEO
Address:	165 University Avenue Palo Alto, CA 94301
Telephone:	(650) 566-3645
Facsimile No.:	(650) 566-3646
ACQUIROR
X.COM CORPORATION
By:	/s/ WILLIAM H. HARRIS, JR. William H. Harris, Jr., President and CEO
Address:	394 University Avenue #202 Palo Alto, CA 94301
Telephone No.:	(650) 833-5460
Facsimile No.:	(650) 833-5470
MERGER SUB
CONFINITY ACQUISITION CORP.
By:	/s/ WILLIAM H. HARRIS, JR. William H. Harris, Jr., President
Address:	394 University Avenue #202 Palo Alto, CA 94301
Telephone No.:	(650) 833-5460
Facsimile No.:	(650) 833-5470

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBITS

Exhibit A—	Certificate of Merger
Exhibit B—	Agreement of Merger
Exhibit C—	Exchange Ratio
Exhibit D—	Acquiror Amended and Restated Certificate of Incorporation
Exhibit E—	Form of Amendment to Warrant
Exhibit F—	Voting Agreement
Exhibit G—	Affiliate Agreement
Exhibit H—	Non-Competition Agreement
Exhibit I—	Acquiror Amended and Restated Investors' Rights Agreement
Exhibit J—	Legal Opinion from Acquiror's Counsel
Exhibit K—	Legal Opinion from Target's Counsel

QuickLinks

AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
SECTION ONE
SECTION TWO
SECTION THREE
SECTION FOUR
SECTION FIVE
SECTION SIX
SECTION SEVEN
SECTION EIGHT
EXHIBITS